Exhibit 10.2

EXECUTION COPY

AGREEMENT REGARDING COMPENSATION FOR

ADELPHIA RECOVERY TRUST CVV TRUSTEES

by and among

The Official Committee of Unsecured Creditors of

Adelphia Communications Corporation

and all of its affiliated Debtors-in-Possession

acting on behalf of the

CVV HOLDERS

and

the CVV Trustees (as named herein)

Dated as of April     , 2008

This AGREEMENT REGARDING COMPENSATION FOR ADELPHIA RECOVERY TRUST CVV TRUSTEES (this “Agreement”) for ADELPHIA RECOVERY TRUST (f/k/a the Adelphia Contingent Value Vehicle), a Delaware statutory trust (the “Adelphia Recovery Trust”), dated as of April     , 2008, by the OFFICIAL COMMITTEE OF UNSECURED CREDITORS (the “Creditors Committee”) OF ADELPHIA COMMUNICATIONS CORPORATION (“ACC”), a Delaware corporation, and certain of its affiliated Debtors-in-Possession, acting on behalf of the CVV Holders (as defined below) (“Debtors-in-Possession” and, together with ACC, the “Debtors”), and by the CVV Trustees (as defined herein).

RECITALS

WHEREAS, on the Commencement Date, the Debtors filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on January 5, 2007, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the First Modified Fifth Amended Joint Chapter 11 Plan of Reorganization for Adelphia Communications Corporation and Certain Affiliated Debtors (as such plan may hereafter be amended or otherwise modified, the “Plan”);

WHEREAS, the Contingent Value Vehicle (n/k/a the Adelphia Recovery Trust) was established as a Delaware statutory trust governed by the Statutory Trust Act (as defined herein), pursuant to a Trust Agreement, dated as of December 7, 2006 (the “Original Declaration”), and a certificate of trust, filed with the Secretary of State of the State of Delaware on December 7, 2006 (the “Certificate of Trust”);

WHEREAS, on February 13, 2007, the Plan became effective, and the Amended and Restated Declaration of Trust, the form of which was approved by the Bankruptcy Court in connection with the Plan, was executed by the Debtors, on behalf of the CVV Holders, and the Trustees, including the CVV Trustees, which amended and restated the Original Declaration in its entirety (as may be amended, the “Declaration”);

WHEREAS, Section 3.07(b) of the Declaration provides that “[i]n compensation for his or her service as CVV Trustee, each CVV Trustee shall be entitled to the compensation set forth in Schedule 1”, and Schedule 1 provides that the CVV Trustees’ compensation shall be “determined by a separate agreement among the Creditors Committee and the CVV Trustees, and such agreement shall be deemed to be fully incorporated” in the Declaration;

WHEREAS, this Agreement is the agreement described in Schedule 1 of the Declaration;

NOW, THEREFORE, it being the intention of the parties hereto to finalize the compensation package of the CVV Trustees, the parties agree as follows:

ARTICLE I

Definitions

Section 1.01 Certain Terms Defined

(a) Capitalized terms not otherwise defined herein, shall have the meanings ascribed to such terms in the Declaration.

(b) The following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section
Additional Service Compensation	3.01(b)
Base Compensation	3.01(a)
Incentive Compensation	3.01(c)
Section 409A	3.02(a)
Section 409A Indemnification Payment	3.02(a)

ARTICLE II

Incorporation of Amended and Restated Declaration

Section 2.01 Incorporation of Declaration. The terms of this Agreement are intended to supplement the Declaration, and the terms of the Declaration are fully incorporated herein. However, to the extent that the terms of the Declaration are inconsistent with the terms set forth in this Agreement, then the Declaration shall govern.

ARTICLE III

Compensation

Section 3.01 Compensation

(a) Each CVV Trustee shall receive annual compensation of $175,000 from the date of the commencement of their respective duties as trustee, payable on a quarterly basis (“Base Compensation”). For purposes of the preceding sentence, the five original CVV Trustees are deemed to have commenced their duties on January 1, 2007.

(b) The CVV Trustees may award, in their sole discretion, additional reasonable annual compensation to any of their members for additional service (“Additional Service Compensation”). The amount of Additional Service Compensation that may be awarded shall not exceed $350,000 in the aggregate per annum.

(c) As soon as practicable after the termination of the Adelphia Recovery Trust, but no later than 2  1/2 months after the end of the calendar year in which it terminates, each CVV Trustee shall receive additional compensation (“Incentive Compensation”). The Incentive Compensation shall equal (X + Y - Z)/5, where:

(X) equals 60 basis points of the amount distributable to CVV Holders in an aggregate amount of distributions to CVV Holders of up to $1,500,000,000;

(Y) equals 110 basis points of the amount distributable to CVV Holders in an aggregate amount of distributions to CVV Holders of $1,500,000,000 or more; and

(Z) equals the amounts paid or attributable to the CVV Trustees as Base Compensation and Additional Service Compensation (for the avoidance of doubt, the sum of the Base Compensation and Additional Service Compensation during the existence of the Adelphia Recovery Trust shall be applied as a credit and deducted against any sums payable to any CVV Trustee pursuant to Sections 3.01(c)(X) and 3.01(c)(Y) herein);

provided, however, a CVV Trustee’s Incentive Compensation shall never be less than zero, that is, the Base Compensation and the Additional Service Compensation shall be retained by the CVV Trustees regardless of whether any Incentive Compensation is due, and provided, further that amounts distributable to CVV Holders shall not include any amounts placed in escrow under Section 3.02(b) hereof.

(d) Conditions.

(i) This arrangement is intended to be an “unfunded” plan for Incentive Compensation. Until Incentive Compensation is due and payable according to the terms hereof, nothing shall give any CVV Trustee any rights that are greater than those of a general creditor of the Adelphia Recovery Trust.

(ii) No CVV Trustee may sell, pledge, assign, hypothecate, transfer or otherwise dispose of in any manner his interest in any potential Incentive Compensation.

Section 3.02 Section 409A Compliance.

(a) It is intended that any amounts payable to the CVV Trustees pursuant hereto will qualify for the “short-term deferral exemption” and thus not be subject to penalties or additional tax under Internal Revenue Code Section 409A (or any amendment thereof or successor provision thereto)(“Section 409A”). The provisions hereof and of all other agreements or arrangements applicable to the CVV Trustees will be interpreted and construed in favor of their meeting this exemption and/or any applicable requirements of Section 409A. Notwithstanding the foregoing, if any Incentive Compensation payment due or made to any CVV Trustee is subject to penalties or additional tax under Section 409A, then such CVV Trustee shall be entitled to receive an indemnification payment ( “Section 409A Indemnification Payment”) in an amount equal to the sum of (1) the Section 409A penalties and additional tax attributable to any such Incentive Compensation payment, (2) any federal, state and local income taxes, employment taxes (including FICA) or other taxes payable by such CVV Trustee with respect to the Section 409A Indemnification Payment (including, without limitation, amounts received pursuant to clauses (1), (2) and (3) of this Section 3.02(a)), plus (3) reimbursement for attorneys’ fees actually and reasonably incurred by such CVV Trustee in contesting the application of

Section 409A, in order to put the CVV Trustee in the same position he would have been in if the Section 409A penalties and additional tax did not apply to such Incentive Compensation payment. Any Section 409A Indemnification Payment to a CVV Trustee shall be subject to the condition that the CVV Trustee act in good faith compliance with Section 409A (provided, however, that such good faith compliance shall not require any action that would alter the economic substance of this Agreement). That portion of the Section 409A Indemnification Payment provided for in clauses (1) and (2) of this Section 3.02(a) shall be paid to such CVV Trustee not less than ten (10) business days prior to the CVV Trustee remitting the related taxes and penalties, and that portion of the Section 409A Indemnification Payment provided for in clause (3) of this Section 3.02(a) shall be paid to such CVV Trustee no later than thirty (30) days after the CVV Trustee incurs the attorneys’ fees.

(b) To secure the Adelphia Recovery Trust’s obligation to make Section 409A Indemnification Payments, the CVV Trustees shall, in anticipation of the pending termination of the Adelphia Recovery Trust: (1) establish an escrow account with a reputable financial institution as escrow agent, and (2) fund the escrow account with an amount of Adelphia Recovery Trust assets equal to the sum of (a) the CVV Trustees’ reasonable estimate of the aggregate Section 409A Indemnification Payments that would be payable in the event all Incentive Compensation payments made to the CVV Trustees under this agreement violated Section 409A and the CVV Trustees contested such tax treatment, and (b) the amount necessary to pay all fees and costs associated with retaining the escrow agent and documenting the escrow agreement.

Section 3.03 Entire Agreement. This Agreement, with the Declaration, Plan and Confirmation Order, constitute the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein.

Section 3.04 Amendments. This Agreement may only be amended by a written instrument approved and executed by (i) an authorized representative of the Creditors Committee, and (ii) each of the CVV Trustees.

Section 3.05 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective officers or authorized representatives, effective as of the date first above written.

CVV TRUSTEES

By:
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By:
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By:
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By:
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OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF ADELPHIA COMMUNICATIONS CORPORATION, on behalf of the CVV Holders

By:
Name:
Title: